Exhibit 5.1

November 9, 2017

The Board of Directors

FutureFuel Corp.

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

Re:	Registration on Form S-8 of 4,374,167 Shares of Common Stock for Issuance Pursuant to the 2017 Omnibus Incentive Plan

Gentlemen:

In connection with the registration with the Securities and Exchange Commission of 4,374,167 shares of common stock, $0.0001 par value per share (the “Securities”), of FutureFuel Corp., a Delaware corporation (the “Registrant”), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the 2017 Omnibus Incentive Plan (the “Plan”).

As counsel to the Registrant, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”) with respect to the Securities. We have examined and are familiar with the Registrant’s Certificate of Incorporation and Bylaws, each as amended, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

LEWIS RICE LLC

/s/ LEWIS RICE LLC